EXHIBIT 23.5

RULE 438 CONSENT

In accordance with Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named as a prospective director of AgriForce Growing Systems, Ltd. in the Registration Statement on Form S-1, as amended filed by AgriForce Growing Systems, Ltd. with the Securities and Exchange Commission.

/s/ Richard Levychin
Name: Richard Levychin
Date: June 14, 2021